Exhibit 10.8

Technology Development Collaboration Agreement

Project Name: Development of Process Control Valve

Party A: Wenzhou Xibolun Fluid Equipment Ltd.; Legal Representative: Anyuan Sun; Project Contact: Lingmin Sun

Party B: Zhejiang University; Legal Representative: Wei Yang; Project Contact: Dazhuan Wu

Duration of the Contract: January 20, 2011 till December 31, 2017

Agreement:

1. Technical goal: based on the special needs in the pharmaceutical industry, the goal is to develop a process control valve that solves the key technical problems regarding controlling method, mechanical structure, etc.; to develop such valve that will provide accuracy, stability and reliability and to reach the domestic advanced level of similar products.

2. Technical content: (1) development and debugging of the process controller and control software; (2) analysis and optimization of the controlling valves’ flow resistance and regulating properties; (3) development and process improvement of the valve body and pneumatic valve head; (4) integration and regulation of the process control valve’s mechanical, pneumatic and controlling mechanism; (5) development of such valve’s testing system and production test.

Party A’s commitment:

1. Party A shall be responsible for the completion of the development of the valve body and pneumatic valve head, the improvement of the process, and the development of such valve’s testing system and production test; Party A shall corporate with Party B to finish the integration and regulation of the process control valve’s mechanical, pneumatic and controlling mechanism.

2. Project progress: to develop the valve body and pneumatic valve head before July 31 of 2011, and to achieve the process improvement of the pneumatic valve head based on the original products by Party A; to complete the integration of process control valve production model and development of the testing system by January 31 of 2012; to complete the debugging of such valve by May 31 of 2012, and to start the production to put them in the market.

3. Development period: January 31, 2011 – May 31, 2012.

4. Research location: Wenzhou Xibolun Fluid Equipment Ltd.

Party B’s commitment:

1. Party B shall be responsible for the technology upgrades for such valve products, including development and debugging of the process controller and control software, analysis and optimization of the controlling valves’ flow resistance and regulating properties and integration and regulation/debugging of such valve system.

2. To complete the overall design and the circuit debugging by September 31, 2011; to develop the valve and joint debug with the valve body and to finish the integration of the production model by January 31, 2012; to finish the debugging of such valve by May 31, 2012.

3. Development period: January 31, 2011 – May 31, 2012.

4. Research location: Wenzhou Xibolun Fluid Equipment Ltd and Zhejiang University.

Organizational Management and Coordination of the project:

Both parties agree to establish Zhejiang University (Xibolun) Technology R&D Center.

Party A shall provide relevant technology materials on existing process control valve, including mechanical principles, technical specifications, parameter, drawings and process requirements; Party A will provide the site, staff, equipment and prophase funds for the R&D.

Party B shall provide data, drawings, parameter, theory, test basis and principles resulted from R&D; Party B will provide R&D staff and is fully responsible for the research of the project.

R&D Fund and Other Investment:

Party A shall provide fund for R&D, purchase of equipment and materials, and products technology inputs; the amount for the technology investment is RMB 2,500,000; details of the investment fund – RMB 1,500,000 is for equipment, materials and products technology inputs; RMB 1,000,000 is R&D cost for technology (pay RMB 400,000 within 15 days after this agreement becomes effective; pay RMB 150,000 within 15 days after process control valve controller is debugged; pay RMB 100,000 before the process control valve product is produced; pay RMB 70,000 every year pending on market situation of the products for 5 years.)

Party B shall provide tools and consumables and technology inputs; will provide technology investment in the amount of RMB 900,000 to use in product design, testing, travel, materials, management, etc.

Any investment/expenses due to any small projects derived from this signed project will be covered by Party A; any governmental subsidies related to the project and sales revenue from this R&D will be considered the revenue/income of the project; with consent from both parties, such revenue will be accounted independently by Zhejiang University Technology R&D Center and the Center shall allocate such income uniformly.

Any changes to the Agreement shall be in written form with consent from both parties; under the below circumstances, one party could require changes and other party shall respond within 7 days or it is considered as acceptance of the changes:

1.	The party bankrupted or was dissolved;

2.	The party did not contribute during R&D period;

3.	Irresistible natural factors;

4.	Lack of subsequent R&D investment fund.

Part or all part of the project cannot be transferred to the third party without consent from either party, with exception of the following circumstances:

1.	Any above situation

2.	The termination of the project

Confidentiality Requirements:

All the intellectual property rights resulted from the project belong to both parties, including any patents, brands, etc.

Party A is responsible for the subsidy funds on any defamation, copyright.

Any profit distribution from the project will be consulted separately to reach an agreement.

Any party that discloses the project confidentialities to the third party will be sued and will compensate the economic loss to the other party.

Any equipment and facilities purchased for the project shall belong to the purchaser upon the completion of the project.

Any disputes could be brought to local Arbitration Committee or local court.

Party A: /s/ Wenzhou Xibolun Fluid Equipment Ltd

Party B: /s/ Zhejiang University

The Agreement was signed on January 21, 2011.